UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2021

International Paper Company

(Exact name of registrant as specified in its charter)

New York	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue, Memphis, Tennessee	38197
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 419-7000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 per share par value	IP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Departure of Directors: On February 3, 2021, J. Steven Whisler provided notice of his decision to retire from the Board of Directors (the “Board”) of International Paper Company (the “Company”) effective immediately before the next annual meeting of the Company’s stockholders on May 10, 2021, and not stand for reelection at the meeting. Because Mr. Whisler is not standing for reelection, the size of the Board will be reduced by one director immediately following the annual meeting. Mr. Whisler has served with distinction on the Company’s Board since 2007, and his decision to retire was not the result of any disagreement with the Company or its management on any matter.

As previously reported on a Current Report on Form 8-K filed by the Company on January 12, 2021, William J. Burns notified the Company of his decision to resign from the Board as a result of his nomination for Director of the Central Intelligence Agency. The resignation of Ambassador Burns from the Board will be effective February 28, 2021.

(d)    Election of New Director: On February 9, 2021, the Board elected Anton V. Vincent as a director, effective March 1, 2021, and assigned him to its Governance Committee and Public Policy and Environment Committee effective May 10, 2021. Mr. Vincent’s term as a director will expire at the annual meeting of the Company’s stockholders in May 2021, at which time his continued Board service will be subject to renomination and stockholder approval. With the concurrent departure of Ambassador Burns and election of Mr. Vincent, the size of the Board will remain 11 members.

Mr. Vincent is the President of Mars Wrigley North America, part of Mars, Incorporated, a global family-owned business with $40 billion in annual sales and a diverse and expanding portfolio of confectionery, food and petcare products and services. Prior to joining Mars Wrigley in May 2019, he served as Chief Executive Officer at Greencore USA, a leading global manufacturer of convenience foods, from June through December 2018. Prior to Greencore, Vincent spent much of his career with General Mills, holding various leadership roles including President of the Baking Division (from 2010 to 2012), President of the Frozen Frontier Division (2012 to 2014), and President of the U.S. Snacks Division (from 2014 to 2016). He received an MBA in Marketing from Indiana University, Kelley School of Business, and a BBA in Finance from Sam Houston State University.

The Board of Directors has determined that Mr. Vincent is independent, meets the applicable independence requirements of the New York Stock Exchange and the Board’s more rigorous standards for determining director independence. There have been no transactions since January 1, 2020, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which he or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

The selection of Mr. Vincent was not pursuant to any arrangement or understanding between him and any other person. The Governance Committee of the Board of Directors recommended him to the full Board as a nominee for election. A third-party business leadership recruiting firm engaged by the Governance Committee provided assistance in identifying him as a potential Board candidate.

Mr. Vincent will be compensated in accordance with previously disclosed compensation programs for the Company’s non-management (outside) directors.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded with Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY

Date: February 9, 2021	By:	/s/ Sharon R. Ryan
	Name:	Sharon R. Ryan
	Title:	Senior Vice President, General Counsel & Corporate Secretary